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                                                                  Exhibit (a)(8)


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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December 30, 1999 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to
         (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the
           securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be
             deemed to be made on behalf of Purchaser by one or more
              registered brokers or dealers licensed under the laws
                              of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                   RENEX CORP.

                                       AT

                                $10 NET PER SHARE

                                       BY

                              RC ACQUISITION CORP.

                          A WHOLLY-OWNED SUBSIDIARY OF

                      NATIONAL NEPHROLOGY ASSOCIATES, INC.

         RC Acquisition Corp., a Florida corporation ("Purchaser") and a wholly-owned subsidiary of National Nephrology Associates, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Renex Corp., a Florida corporation (the "Company"), at a purchase price of $10 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 30, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer").

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON FRIDAY, JANUARY 28, 2000, UNLESS THE OFFER IS EXTENDED.
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         The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares then owned by Parent and Purchaser, represents at least a majority of the outstanding Shares on a fully-diluted basis (as described in the Offer to Purchase), (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (iii) the funds committed to be provided by Parent's lenders in connection with the transactions contemplated by the Merger Agreement having been made available to Parent in accordance with the terms of such commitment. The Offer is also subject to certain other conditions described in Sections 15 and 16 of the Offer to Purchase.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 28, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and the satisfaction or waiver of the conditions set forth therein and in accordance with the relevant provisions of Florida law, Purchaser will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. At the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares owned by Parent, Purchaser, the Company or any subsidiary thereof) will, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive an amount in cash equal to the Offer Price. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. If Purchaser own at least 80% of the outstanding Shares on a fully-diluted basis following the Offer, Purchaser will have the ability to consummate the Merger without a meeting or vote of the shareholders of the Company, pursuant to the "short form" merger provisions of Florida law. If Purchaser owns less than 80% of the outstanding Shares on a fully-diluted basis following the Offer, Florida law requires that the Merger Agreement be approved at a Company shareholders' meeting by a majority of all votes entitled to be cast at such meeting, and a significantly longer time period will be required to effect the Merger. The timing and vote required for the Merger are described in
Section 12 of the Offer to Purchase.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DEEMED THEM TO BE ADVISABLE, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND HAS RECOMMENDED THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, the Shares validly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to Continental Stock Transfer & Trust Company (the "Depositary") of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering shareholders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) in the case of certificates evidencing such Shares, such certificates, along with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with all required signature guarantees, (ii) in the case of Shares held in book-entry form, timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, along with an Agent's Message, as such terms are defined in Section 2 of the Offer to Purchase, and
(iii) any other documents required by the Letter of Transmittal. Under no



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circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making such payment.

         Purchaser expressly reserves the right (but will not be obligated), at any time or from time to time in its sole discretion (with the Company's consent in certain circumstances), to extend the period of time during which the Offer is open, including upon the occurrence of any condition specified in Section 15 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed, as promptly as practicable, by public announcement thereof, such announcement, in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder's Shares.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on January 28, 2000 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 27, 2000. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must also specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

         Withdrawals of tendered Shares may not be rescinded (without Purchaser's consent), and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all Parties. None of Parent, Purchaser, the Depositary, Morrow & Co., Inc., the Information Agent for the Offer (the "Information Agent"), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Shares properly withdrawn may be retendered at any time prior to the expiration date of the Offer by following any of the procedures described in Section 3 of the Offer to Purchase.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided Purchaser with the Company's list of holders of the Shares and security position listings in respect of the Shares for the purpose of disseminating the Offer to the holders of Shares. The Offer to Purchase, the Letter of Transmittal and any other relevant materials will be mailed to record


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holders of Shares whose names appear on the Company's list of holders of the
Shares and will be furnished for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of holders of the Shares, or if applicable, who are listed as participants in a clearing agency's security position listing.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent as set forth below. Additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                         Banks and Brokerage Firms Call:
                                 (800) 662-5200

                            Shareholders Please Call:
                                 (800) 566-9061





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